EXHIBIT 4.6

DESCRIPTION OF THE SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

Citizens Financial Group, Inc. (“Citizens,” “we,” “our,” “us,” and the “Company”) has three classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): (i) Common Stock, par value $0.01 per share; (ii) Depositary Shares each representing a 1/40th Interest in a share of our 6.350% Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series D, par value $25.00 per share (the “Series D Preferred Stock”); and (iii) Depositary Shares each representing a 1/40th Interest in a share of our 5.000% Fixed-Rate Non-Cumulative Perpetual Preferred Stock, Series E, par value $25.00 per share (the “Series E Preferred Stock”).

Authorized Capital Stock

Citizens’ authorized capital stock consists of 1,000,000,000 shares of common stock, par value $0.01 per share and 100,000,000 shares of preferred stock, par value $25.00 per share. All outstanding shares of our capital stock are fully paid and non-assessable.

Description of Common Stock

The following description of our common stock is a summary and does not purport to be complete and is qualified in its entirely by the applicable provisions of federal law governing bank holding companies, Delaware law and our restated certificate of incorporation and amended and restated bylaws. Our amended and restated certificate of incorporation and bylaws are incorporated by reference as Exhibits to our Annual Report on Form 10-K.
Voting rights
The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders, except on matters relating solely to terms of preferred stock.
For the election of directors, we have adopted a majority voting standard in uncontested elections and a plurality voting standard in contested elections. There are no cumulative voting rights.
Dividend rights
Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our Board of Directors (the “Board”) out of funds legally available therefor.
Rights upon liquidation
In the event of liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding.
Other rights
The holders of our common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock.
Listing
Our common stock is traded on the New York Stock Exchange under the trading symbol “CFG.”

Description of Depositary Shares Representing Interests in Shares of Preferred Stock

The description set forth below of certain provisions of the deposit agreement and of the depositary shares and depositary receipts does not purport to be complete and is subject to and qualified in its entirety by reference to the forms of deposit agreement and depositary receipts relating to each series of preferred stock.

Citizens has the following depositary shares registered under Section 12 of the Exchange Act:

◦Depositary Shares each representing 1/40th interest in a share of our Series D Preferred Stock; and

◦Depositary Shares each representing 1/40th interest in a share of our Series E Preferred Stock.

We refer to the above series of preferred stock represented by depositary shares (the “Depositary Shares”), collectively, as the “Preferred Stock.”

General
Our Depositary Shares represent fractional interests in shares of the applicable series of Preferred Stock. Each Depositary Share represents a 1/40th ownership interest in a share of the applicable series of Preferred Stock, and are evidenced by a depositary receipt. We have deposited the underlying shares of Preferred Stock represented by the Depositary Shares with a depositary pursuant to a deposit agreement among us, Computershare Inc. and its wholly-owned subsidiary Computershare Trust Company, N.A., jointly acting as depositary, and the holders from time to time of the depositary receipts. Subject to the terms of the deposit agreement, each holder of a Depositary Share is entitled to all the rights and preferences of the shares of the applicable series of Preferred Stock (including dividend, voting, redemption and liquidation rights) in proportion to the applicable fraction of a share of the applicable series of Preferred Stock represented by each Depositary Share.
Dividends and Other Distributions
Each dividend on a Depositary Share is in an amount equal to 1/40th of the dividend declared on each share of the applicable series of Preferred Stock.
The depositary distributes all dividends and other cash distributions received in respect of Preferred Stock to the holders of record of the Depositary Shares in proportion to the number of Depositary Shares held by each holder. In the event of a distribution other than in cash, the depositary distributes property received by it to the holders of record of the Depositary Shares in proportion to the number of Depositary Shares held by each holder, unless the depositary determines that this distribution is not feasible, in which case the depositary may, with our approval, adopt a method of distribution that it deems equitable and practicable, including the sale of the property and distribution of the net proceeds from that sale to the holders of the Depositary Shares.
Record dates for the payment of dividends and other matters relating to the Depositary Shares are the same as the corresponding record dates for the applicable series of Preferred Stock.
The amounts distributed to holders of the Depositary Shares are reduced by any amounts required to be withheld by the depositary or by us on account of taxes or other governmental charges.
Redemption of the Depositary Shares
If we redeem any series of Preferred Stock represented by the Depositary Shares, the Depositary Shares will be redeemed from the proceeds received by the depositary resulting from the redemption of the applicable series of Preferred Stock held by the depositary. The redemption price per Depositary Share will be equal to 1/40th of the redemption price per share payable with respect to the Preferred Stock (equivalent to $25 per Depositary Share), plus any declared and unpaid dividends, without accumulation of any undeclared dividends, on the shares of the Preferred Stock. Whenever we redeem shares of Preferred Stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of the Depositary Shares representing shares of the Preferred Stock so redeemed.
In case of any redemption of less than all of the outstanding Depositary Shares, the Depositary Shares to be redeemed will be selected either pro rata or by lot. In any case, the depositary will redeem the Depositary Shares only in increments of 40 Depositary Shares and any integral multiple thereof. The depositary will provide notice of redemption to record holders of the Depositary Shares not less than 30 and not more than 60 days prior to the date fixed for redemption of the Preferred Stock and the related Depositary Shares.
Voting Rights of the Depositary Shares
Because each Depositary Share represents a 1/40th interest in the applicable series of Preferred Stock, holders of Depositary Shares are entitled to 1/40th of a vote per Depositary Share under those limited circumstances in which holders of the applicable series of Preferred Stock are entitled to a vote.
When the depositary receives notice of any meeting at which the holders of the applicable series of Preferred Stock are entitled to vote, the depositary will mail (or otherwise transmit by an authorized method) the information contained in the notice to the record holders of the Depositary Shares relating to the applicable series of Preferred Stock. Each record holder of the Depositary Shares on the record date, which will be the same date as the record date for the applicable series of Preferred Stock, may instruct the depositary to vote the amount of the Preferred Stock represented by the holder’s Depositary Shares. To the extent possible, the depositary will vote the amount of the Preferred Stock represented by the Depositary Shares in accordance with the instructions it receives. We will agree to take all reasonable actions that the depositary determines are necessary to enable the depositary to vote as instructed. If the depositary does not receive specific instructions from the holders of any Depositary Shares, it will vote all Depositary Shares held by it proportionately with instructions received.

Charges of Depositary
We have agreed to pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We have agreed to pay associated charges of the depositary in connection with the initial deposit of the applicable series of Preferred Stock and any redemption of the applicable series of Preferred Stock. Holders of the Depositary Shares will pay transfer, income, and other taxes and governmental charges and such other charges as are expressly provided in the deposit agreement to be for their accounts. If these charges have not been paid by the holders of the Depositary Shares, the depositary may refuse to transfer Depositary Shares, withhold dividends and distributions, and sell the Depositary Shares.
Listing
The Depositary Shares representing the Series D Preferred Stock and the Series E Preferred Stock are traded on the New York Stock Exchange under the trading symbols “CFG PrD” and “CFG PrE”, respectively.
Form and Notices
Each series of Preferred Stock has been issued in registered form to the depositary, and the Depositary Shares have been issued in book-entry only form through The Depository Trust Company (“DTC”). The depositary will forward to the holders of the Depositary Shares all reports, notices, and communications from us that are delivered to the depositary and that we are required to furnish to the holders of the applicable series of Preferred Stock.
Depositary
Computershare Inc. and Computershare Trust Company, N.A. are the joint depositary for the Depositary Shares. We may terminate such appointment and may appoint a successor depositary at any time and from time to time, provided that we will use our best efforts to ensure that there is, at all relevant times when the Preferred Stock is outstanding, a person or entity appointed and serving as such depositary.

Description of Preferred Stock

As described above, we have Depositary Shares registered under Section 12 of the Exchange Act that represent interests in the Preferred Stock. This section describes the Preferred Stock, interests in which are represented by the Depositary Shares. The following description of our Preferred Stock is a summary and does not purport to be complete and is qualified in its entirely by the applicable provisions of federal law governing bank holding companies, Delaware law, the Certificate of Designations for the applicable series of Preferred Stock, which are included as Exhibits to our amended and restated certificate of incorporation, and our amended and restated certificate of incorporation and bylaws. Our amended and restated certificate of incorporation and bylaws are incorporated by reference as Exhibits to this Annual Report on Form 10-K.

Other than as described below, the terms of the Series D Preferred Stock and the Series E Preferred Stock are substantially similar.

General
Under our amended and restated certificate of incorporation, we have authority to issue up to 100,000,000 shares of preferred stock, par value $25.00 per share. Our Board is authorized without further stockholder action to cause the issuance of shares of preferred stock. Any additional preferred stock may be issued from time to time in one or more series, each with such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as our Board (or a duly authorized committee) may determine prior to the time of issuance.
The Preferred Stock is not be convertible into, or exchangeable for, shares of our common stock or any other class or series of our other securities and are not be subject to any sinking fund or any other obligation of us for their repurchase or retirement. The Preferred Stock represents non-withdrawable capital, not be an account of an insurable type, and not insured or guaranteed by the Federal Deposit Insurance Corporation any other governmental agency or instrumentality.

Dividends
Holders of Preferred Stock are entitled to receive, when, as and if declared by our Board (or a duly authorized committee of our Board), only out of funds legally available therefor, non-cumulative cash dividends payable quarterly in arrears at the rate specified below:
◦Series D Preferred Stock : cash dividends at a per annum rate equal to 6.350% until April 6, 2024 (the “fixed rate period”), and quarterly thereafter (the “floating rate period”) at the rate equal to the three month LIBOR (as defined below) plus 3.642%; and
◦Series E Preferred Stock: cash dividends at a per annum rate equal to 5.000%.
Each date on which dividends are payable is a “dividend payment date,” and dividends for each dividend payment date are payable with respect to the dividend period (or portion thereof) ending on the day preceding such respective dividend payment date, in each case to holders of record on the 15th calendar day before such dividend payment date or such other record date not more than 30 nor less than 10 days preceding such dividend payment date fixed for that purpose by our Board (or a duly authorized committee of our Board) in advance of payment of each particular dividend. For the Series E Preferred Stock and the Series D Preferred Stock during the fixed rate period, if any such date is not a business day, then such date will nevertheless be a dividend payment date, but dividends on the Preferred Stock, when, as and if declared, will be paid on the next succeeding business day (without adjustment in the amount of the dividend per share of the applicable series of Preferred Stock). For the Series D Preferred Stock during the floating rate period, if any such date that would otherwise be a dividend payment date is not a business day, then the next succeeding business day will be the applicable dividend payment date and dividends on the Series D Preferred Stock, when, as and if declared, will be paid on such next succeeding business day, unless such day falls in the next calendar month, in which case the dividend payment date will be brought forward to the immediately preceding day that is a business day.
The amount of the dividend per share of the Series D Preferred Stock will be calculated (a) for each dividend period (or portion thereof) in the fixed rate period, on the basis of a 360-day year consisting of twelve 30-day months, and (b) for each dividend period (or portion thereof) in the floating rate period, based on the actual number of days in the dividend period and a 360-day year. The amount of the dividend per share of the Series E Preferred Stock will be calculated for each dividend period (or portion thereof) on the basis of a 360-day year consisting of twelve 30-day months. We will not pay interest or any sum of money instead of interests on any dividend payment date that may be in arrears on any series of Preferred Stock.

Dividends on shares of Preferred Stock will not be cumulative and will not be mandatory. If our Board (or a duly authorized committee of our Board) does not declare a dividend on a series of Preferred Stock in respect of a dividend period, then holders of that series of Preferred Stock shall not be entitled to receive any dividends not declared by our Board (or a duly authorized committee of our Board) and no interest, or sum of money in lieu of interest, shall be payable in respect of any dividend not so declared, whether or not our Board (or a duly authorized committee of our Board) declares a dividend on that series of Preferred Stock or any other series of our preferred stock or on our common stock for any future dividend period.

In the case of the Series D Preferred Stock, “three-month LIBOR” for each dividend determination date related to the floating rate period will be determined by the calculation agent as follows:

(i)The rate for deposits in U.S. dollars having an index maturity of three months as such rate is displayed on Bloomberg on page BBAM1 (or any other page as may replace such page on such service or any successor service for the purpose of displaying the London interbank rates of major banks for U.S. dollars) (“Bloomberg BBAM1”) as of 11:00 a.m., London time, on such dividend determination date. If no such rate so appears, three-month LIBOR on such dividend determination date will be determined in accordance with provision described in clause (ii) or (iii) below.
(ii)With respect to a dividend determination date on which no rate is displayed on Bloomberg BBAM1 as specified in clause (i) above, the calculation agent shall request the principal London offices of each of four major reference banks (which may include affiliates of the underwriters for the offering of the Series D Preferred Stock) in the London interbank market, as selected by us, and identified to the calculation agent, to provide the calculation agent with its offered quotation for deposits in U.S. dollars having an index maturity of three months, commencing on the first day of the related dividend period, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on such dividend determination date and in a principal amount that is representative for a single transaction in U.S. dollars in such market at such time. If at least two such quotations are so provided, then three-month LIBOR on such dividend determination date will be the arithmetic mean calculated by the calculation agent of such quotations. If fewer than two such quotations are so provided, then three-month LIBOR on such dividend determination date will be the arithmetic mean calculated by the calculation agent of the rates quoted at approximately 11:00 a.m., in New York City, on such dividend determination date by three major banks (which may include affiliates of the underwriters for the offering of the Series D Preferred Stock) in New York City selected by us, and identified to the calculation agent, for loans in U.S. dollars to leading European banks, having an index maturity of three months and in a principal amount that is representative for a single transaction in U.S. dollars in such market at such time; provided, however, that if the banks so selected by us are not quoting as mentioned in this sentence, but a LIBOR Event (as defined below) has not occurred, three-month LIBOR determined as of a dividend determination date shall be three-month LIBOR in effect on such dividend determination date, or, in the case of the dividend period beginning April 6, 2024, the most recent three-month LIBOR that can be determined.

(iii)Notwithstanding clauses (i) and (ii) above, if we, in our sole discretion, determine that three month LIBOR has been permanently discontinued or is no longer viewed as an acceptable benchmark for securities like the Series D Preferred Stock and we have notified the calculation agent of such determination (a “LIBOR Event”), the calculation agent will use, as directed by us, as a substitute for three-month LIBOR (the “Alternative Rate”) for each future dividend determination date, the alternative reference rate selected by the central bank, reserve bank, monetary authority or any similar institution (including any committee or working group thereof) that is consistent with market practice regarding a substitute for three-month LIBOR. As part of such substitution, the calculation agent will, as directed by us, make such adjustments to the Alternative Rate or the spread thereon, as well as the business day convention, dividend determination dates and related provisions and definitions (“Adjustments”), in each case that are consistent with market practice for the use of such Alternative Rate. Notwithstanding the foregoing, if we determine that there is no alternative reference rate selected by the central bank, reserve bank, monetary authority or any similar institution (including any committee or working group thereof) that is consistent with market practice regarding a substitute for three-month LIBOR, we may, in our sole discretion, appoint an independent financial advisor (“IFA”) to determine an appropriate Alternative Rate and any Adjustments, and the decision of the IFA will be binding on us, the calculation agent and the holders of Series D Preferred Stock. If a LIBOR Event has occurred, but for any reason an Alternative Rate has not been determined or there is no such market practice for the use of such Alternative Rate (and, in each case, an IFA has not determined an appropriate Alternative Rate and Adjustments or an IFA has not been appointed), three-month LIBOR determined as of a dividend determination date shall be three-month LIBOR in effect on such dividend determination date; provided, however, that if this sentence is applicable with respect to the first dividend determination date related to the floating rate period, the dividend rate, business day convention and manner of calculating dividends applicable during the fixed rate period will remain in effect during the floating rate period.

The establishment of three-month LIBOR for each dividend period in the floating rate period by the calculation agent (including, for the avoidance of doubt, at the direction of us in the case of clause (iii)) or IFA, as applicable, shall (in the absence of manifest error) be final and binding. For the avoidance of doubt, any adjustments made pursuant to clause (iii) of the definition of three-month LIBOR shall not be subject to the vote or consent of the holders of the Series D Preferred Stock.

“Dividend determination date” means, with respect to a dividend period during the floating rate period, the second London banking day prior to the beginning of such dividend period.

“London banking day” means a day that is a Monday, Tuesday, Wednesday, Thursday or Friday and any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.
Redemption
The Preferred Stock is perpetual and has no maturity date. The Preferred Stock is redeemable at our option, subject to receipt of any required regulatory approval, in whole or in part as follows:
◦     the Series D Preferred Stock is redeemable on any dividend payment date on or after the dividend payment date on April 6, 2024 at a cash redemption price of $1,000 per share (equivalent to $25 per Depositary Share), plus any declared and unpaid dividends, without regard to any undeclared dividends, to, but excluding, the redemption date; and
◦     the Series E Preferred Stock is redeemable on any dividend payment date on or after the dividend payment date on January 6, 2025 at a cash redemption price of $1,000 per share (equivalent to $25 per Depositary Share), plus any declared and unpaid dividends, without regard to any undeclared dividends, to, but excluding, the redemption date
Also, we may, redeem the shares of Preferred Stock, in whole but not in part, at any time within 90 days following a Regulatory Capital Treatment Event (as defined in the Certificate of Designations for such series), in each case, at a cash redemption price equal to the stated amount, together with any declared and unpaid dividends, without regard to any undeclared dividends, to but excluding the redemption date.
The Preferred Stock is not subject to any mandatory redemption, sinking fund or other similar provisions. Holders of the Preferred Stock have no right to require redemption of any shares of Preferred Stock.
Restrictions on Dividends, Redemption and Repurchases
So long as any shares of Preferred Stock remains outstanding, unless dividends on all outstanding shares of Preferred Stock for the most recently completed dividend period have been paid in full or declared and a sum sufficient for the payment thereof has been set aside for payment, (i) no dividend may be declared or paid or set aside for payment, and no distribution may be made, on any junior stock (as defined in the Certificate of Designations for such series), (ii) no monies may be paid or made available for a sinking fund for the redemption or retirement of junior stock (a “junior stock sinking fund payment”), and (iii) no shares of junior stock shall be purchased, redeemed or otherwise acquired for consideration by us, directly or indirectly, other than:
◦     any junior stock sinking fund payment, or any purchase, redemption or other acquisition of shares of junior stock, as a result of (x) a reclassification of junior stock for or into other junior stock, (y) the exchange or conversion of one share of junior stock for or into another share of junior stock or (z) the purchase of fractional interests in shares of junior stock under the conversion or exchange provisions of junior stock or the security being converted or exchanged;

◦     any junior stock sinking fund payment, or any purchase, redemption or other acquisition of shares of junior stock, through the use of the proceeds of a substantially contemporaneous sale of other shares of junior stock;
◦     repurchases, redemptions or other acquisitions of shares of junior stock in connection with (1) any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors or consultants or (2) a dividend reinvestment or stockholder stock purchase plan;
◦     any declaration of a dividend in connection with any stockholders’ rights plan, or the issuance of rights, stock or other property under any stockholders’ rights plan, or the redemption or repurchase of rights pursuant to the plan; or
◦     any dividend paid on junior stock in the form of stock, warrants, options or other rights where the dividend stock or the stock issuable upon exercise of such warrants, options or other rights is the same stock as that on which the dividend is being paid or is other junior stock.
However, the foregoing does not restrict the ability of us or any of our affiliates to engage in any market-making transactions or purchases in connection with the distribution of securities in the ordinary course of business.
The Certificate of Designations for each series also has provisions in case of partial payments on the Preferred Stock or other series of preferred stock that rank equally with the Preferred Stock.
Dividends on the Preferred Stock will not be declared, paid or set aside for payment if and to the extent such act would cause us to fail to comply with applicable laws and regulations.
Liquidation Rights
In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, holders of Preferred Stock will be entitled to receive out of our assets legally available for distribution to our stockholders (i.e., after satisfaction of all our liabilities to creditors, if any) an amount equal to $1,000 per share, plus any dividends that have been declared but not paid prior to the date of payment of distributions to stockholders, without regard to any undeclared dividends (the “liquidation preference”).
If our assets are not sufficient to pay the liquidation preference in full to all holders of all holders of any class or series of our stock that ranks on a parity with the Preferred Stock in the distribution of assets on liquidation, dissolution or winding up of the Company, the amounts paid to the holders of the Preferred Stock and to the holders of all liquidation preference parity stock shall be pro rata in accordance with the respective aggregate liquidation preferences of the Preferred Stock and all such liquidation preference parity stock.
Voting Rights
Except as indicated below or otherwise required by law, the holders of the Preferred Stock do not have any voting rights.
Right to Elect Two Directors on Nonpayment of Dividends. Whenever dividends on any shares of the Preferred Stock, shall have not been declared and paid for the equivalent of three semi-annual or six full quarterly dividend payments, whether or not for consecutive dividend periods (a “nonpayment”), the holders of such shares, voting together as a class with holders of any and all other series of voting preferred stock then outstanding, are entitled to vote for the election of a total of two additional members of our Board (the “preferred stock directors”), provided that the election of any such directors shall not cause us to violate the corporate governance requirement of the New York Stock Exchange (or any other exchange on which our securities may be listed) that listed companies must have a majority of independent directors and provided further that our board of directors shall at no time include more than two preferred stock directors. In that event, the number of directors on our board of directors shall automatically increase by two, and the new directors shall be elected at a special meeting called at the request of the holders of record of at least 20% of the Preferred Stock or of any other series of voting preferred stock (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders, in which event such election shall be held at such next annual or special meeting of stockholders), and at each subsequent annual meeting. These voting rights will continue until dividends on the shares of the Preferred Stock for at least two consecutive semi-annual or four consecutive quarterly dividend periods, as applicable, following the nonpayment shall have been fully paid.
If and when dividends for at least two consecutive semi-annual or four consecutive quarterly dividend periods, as applicable, following a nonpayment have been paid in full on the Preferred Stock, the holders of the Preferred Stock shall be divested of the foregoing voting rights (subject to revesting in the event of each subsequent nonpayment), the term of office of each preferred stock director so elected shall terminate and the number of directors on the board of directors shall automatically decrease by two. In determining whether dividends have been paid for at least two consecutive semi-annual or four consecutive quarterly dividend periods, as applicable, following a nonpayment, we may take account of any dividend we elect to pay for any dividend period after the regular dividend payment date for that period has passed. Any preferred stock director may be removed at any time without cause by the holders of record of a majority of the outstanding shares of the Preferred Stock. So long as a nonpayment shall continue, any vacancy in the office of a preferred stock director (other than prior to the initial election after a nonpayment) may be filled by the written consent of the preferred stock director remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding shares of Preferred Stock; provided that the filling of any such vacancy shall not cause us to violate the corporate governance requirement of the New York Stock Exchange (or any other exchange on which our securities may be listed) that listed companies must have a majority of independent directors. Any such vote to remove, or to fill a vacancy in the office of, a preferred stock director may be taken only at a special meeting called at the request of the holders of record of at least 20% of the Series E Preferred Stock or of any other series of voting preferred stock (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders, in which event such election shall be held at such next annual or special meeting of stockholders). The preferred stock directors shall each be entitled to one vote per director on any matter.

Other Voting Rights
So long as any shares of Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by law or by our amended and restated certificate of incorporation, the vote or consent of the holders of at least two thirds of the shares of Preferred Stock at the time outstanding, voting together as a single class with any other series of preferred stock entitled to vote thereon (to the exclusion of all other series of preferred stock), given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, will be necessary for effecting or validating:

◦Amendment of Certificate of Incorporation, By-laws or Certificate of Designations. Any amendment, alteration or repeal of any provision of our certificate of incorporation, by-laws or the certificate of designations for the Preferred Stock that would alter or change the voting powers, preferences or special rights of the Preferred Stock so as to affect them adversely; provided, however, that the amendment of the certificate of incorporation so as to authorize or create, or to increase the authorized amount of, any class or series of stock that does not rank senior to the Preferred Stock in either the payment of dividends (whether such dividends are cumulative or non-cumulative) or in the distribution of assets on any liquidation, dissolution or winding up of the Company shall not be deemed to affect adversely the voting powers, preferences or special rights of the Preferred Stock;

◦Authorization of Senior Stock. Any amendment or alteration of the certificate of incorporation to authorize or create, or increase the authorized amount of, any shares of any class or series or any securities convertible into shares of any class or series of our capital stock ranking prior to the Preferred Stock in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Company; or

◦Share Exchanges, Reclassifications, Mergers and Consolidations and Other Transactions. Any consummation of (x) a binding share exchange or reclassification involving the Preferred Stock or (y) a merger or consolidation of Citizens Financial Group, Inc. with another entity (whether or not a corporation), unless in each case (A) the shares of Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which we are not the surviving or resulting entity, the shares of Preferred Stock are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (B) such shares remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and restrictions and limitations thereof, of the Preferred Stock immediately prior to such consummation, taken as a whole.
If an amendment, alteration, repeal, share exchange, reclassification, merger or consolidation described above would adversely affect one or more but not all series of voting preferred stock, then only the series affected and entitled to vote shall vote to the exclusion of all other series of preferred stock. If all series of preferred stock are not equally affected by the proposed amendment, alteration, repeal, share exchange, reclassification, merger or consolidation described above, there shall be required a two-thirds approval of each series that will have a diminished status.
Without the consent of the holders of the Preferred Stock, so long as such action does not adversely affect the rights, preferences, privileges and voting powers of the Preferred Stock, we may amend, alter, supplement or repeal any terms of the Preferred Stock:

◦to cure any ambiguity, or to cure, correct or supplement any provision contained in the certificate of designations for the Series E Preferred Stock that may be defective or inconsistent; or

◦to make any provision with respect to matters or questions arising with respect to the Preferred Stock that is not inconsistent with the provisions of the certificate of designations, including, without limitation, in the case of the Series D Preferred Stock, to implement the terms of clause (iii) of the definition of three-month LIBOR following the occurrence of a LIBOR Event.
The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which the vote would otherwise be required shall be effected, all outstanding shares of the Preferred Stock have been redeemed or called for redemption on proper notice and sufficient funds have been set aside by us for the benefit of the holders of the Preferred Stock to effect the redemption unless in the case of a vote or consent required to authorize senior stock if all outstanding shares of the Preferred Stock are being redeemed with the proceeds from the sale of the stock to be authorized.
Under current provisions of the Delaware General Corporation Law, the holders of issued and outstanding preferred stock are entitled to vote as a class, with the consent of the majority of the class being required to approve an amendment to our amended and restated certificate of incorporation if the amendment would increase or decrease the aggregate number of authorized shares of such class or increase or decrease the par value of the shares of such class.

No Preemptive and Conversion Rights
Holders of the Preferred Stock do not have any preemptive rights. The Preferred Stock is not convertible into or exchangeable for property or shares of any other series or class of our capital stock.
Anti-Takeover Effects of Some Provisions
Some provisions of our amended and restated certificate of incorporation and amended and restated bylaws could make the following more difficult:

◦acquisition of control of us by means of a proxy contest or otherwise, or
◦removal of our incumbent officers and directors.
These provisions, as well as our ability to issue preferred stock, are designed to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our Board. We believe that the benefits of increased protection give us the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us, and that the benefits of this increased protection outweigh the disadvantages of discouraging those proposals, because negotiation of those proposals could result in an improvement of their terms.
Election and Removal of Directors. The number of directors that will constitute the Board will be fixed from time to time by resolution of our Board, excluding any directors elected by holders of preferred stock pursuant to provisions applicable in the case of certain events involving the non-payment of dividends. Our Board currently has 13 members.
Our amended and restated certificate of incorporation and amended and restated bylaws provide that directors may be removed, with or without cause, by an affirmative vote of holders of shares representing a majority of the outstanding shares then entitled to vote at an election of directors. Any vacancy occurring on our Board and any newly created directorship may be filled only by a vote of a majority of the remaining directors in office or by the sole director remaining in office.
Limits on Written Consents. Our amended and restated certificate of incorporation and amended and restated bylaws provide that stockholder action, other than actions by the holders of one or more classes of Preferred Stock, can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting.
Majority Approval Requirement. The Delaware General Corporation Law generally provides that the affirmative vote of the holders of a majority of the total voting power of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless either a corporation’s certificate of incorporation or bylaws require a greater percentage.
Other Limitations on Stockholder Actions. Our amended and restated bylaws also impose some procedural requirements on stockholders who wish to:
◦make nominations in the election of directors,
◦propose that a director be removed;
◦propose any repeal or change in our amended and restated bylaws; or
◦propose any other business to be bought before an annual or special meeting of stockholders.
Under these procedural requirements, as further specified in our amended and restated bylaws, in order to bring a proposal before a meeting of stockholders, a stockholder must generally deliver timely notice of a proposal pertaining to a proper subject for presentation at the meeting to our corporate secretary.
To be timely, a stockholder must generally deliver notice to the corporate secretary:
◦in connection with an annual meeting of stockholders, not less than 120 days nor more than 150 days prior to the first anniversary of the date on which the annual meeting of stockholders was held in the immediately preceding year, but in the event that the date of the annual meeting is more than 30 days before or more than 70 days after the anniversary date of the preceding annual meeting of stockholders, a stockholder notice will be timely if received by us not later than the close of business (A) no earlier than 120 days prior to the annual meeting and (B) no later than 70 days prior to the date of the meeting or the 10th day following the day on which we first publicly announce the date of the annual meeting; or
◦in connection with the election of a director at a special meeting of stockholders, (A) not earlier than 150 days prior to the date of the special meeting nor (B) later than the later of 120 days prior to the date of the special meeting or the 10th day following the day on which public announcement of the date of the special meeting was first made.

A stockholder may also submit a nomination for our Board or the proposal of other business by submitting a proposal to us in compliance with Rule 14a-8 or Rule 14a-9, as applicable, under the Exchange Act.

Our amended and restated bylaws also have proxy access and universal proxy requirements and procedures for stockholders to make nominations of candidates for election for directors before a meeting of stockholders.

If a stockholder fails to follow the requirements and procedures in our amended and restated bylaws, the stockholder’s proposal or nomination will be ineligible and will not be voted on by our stockholders.